Exhibit 99.1

Intel Posts Record Second-Quarter Revenue of $9.5 Billion

  Revenue up 9 Percent Year-over-Year
  Operating Income up 67 Percent Year-over-Year
  Net Income $1.6 Billion; EPS 28 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--Intel Corporation today announced record second-quarter revenue of $9.5 billion, operating income of $2.3 billion, net income of $1.6 billion and earnings per share (EPS) of 28 cents.

“Intel had another strong quarter with revenue at the high end of expectations and earnings up substantially year over year,” said Paul Otellini, Intel president and CEO. “As we enter the second half, demand remains strong for our microprocessor and chipset products in all segments and all parts of the globe.”

	Q2 2008	vs. Q2 2007	vs. Q1 2008
Revenue	$9.5 billion	+9%	-2%
Operating Income	$2.3 billion	+67%	+9%
Net Income	$1.6 billion	+25%	+11%
EPS	28 cents	+27%	+12%
Results for the quarter included significantly lower NOR flash memory revenue along with restructuring and asset impairment charges of $96 million. Results for the first quarter of 2008 included the effects of restructuring and asset impairment charges that lowered EPS by 4 cents. Results for last year’s second quarter included tax items that increased EPS by approximately 3 cents along with restructuring charges of $82 million.

Financial and Key Product Information

  Mobile microprocessor and chipset units both set records.
  Total microprocessor units were up sequentially and higher than seasonal.
  Gross margin of 55.4 percent was up from 53.8 percent in the first quarter and slightly below the midpoint of the previous expectation as growth in demand for lower-priced notebook PCs resulted in a lower than expected microprocessor average selling price.
  Restructuring and asset impairment charges of $96 million were lower than the previous expectation of approximately $250 million.
  The effective tax rate for the quarter was 31 percent, lower than the previous expectation of approximately 33 percent due to a tax settlement.
  The company used $2.5 billion to repurchase 109 million shares of its common stock.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 14.

Q3 2008:

  Revenue: Between $10.0 billion and $10.6 billion.
  Gross margin: 58 percent plus or minus a couple of points.
  Spending (R&D plus MG&A): Approximately $2.9 billion.
  Restructuring and asset impairment charges: Approximately $60 million.
  Net gains or losses from equity investments and interest and other: Loss of approximately $30 million.
  Tax rate: Approximately 33 percent.
  Depreciation: Approximately $1.1 billion.

Full-Year 2008:

  Gross margin: 57 percent plus or minus a couple of points, unchanged.
  R&D: Approximately $6 billion, unchanged.
  MG&A: Approximately $5.7 billion, versus the previous expectation of $5.5 billion.
  Capital spending: $5.2 billion plus or minus $200 million, unchanged.
  Tax rate for the fourth quarter: Approximately 33 percent, unchanged.
  Depreciation: $4.4 billion plus or minus $100 million, unchanged.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient supply of components from suppliers to meet demand.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.
  Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.
  Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended March 29, 2008.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on Aug. 29 until publication of the company’s third-quarter 2008 earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A webcast replay and MP3 audio download will also be made available on the site.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTC/IR

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Jun. 28,	Jun. 30,	Jun. 28,	Jun. 30,
	2008	2007	2008	2007
NET REVENUE	$9,470	$8,680	$19,143	$17,532
Cost of sales	4,221	4,605	8,687	9,025
GROSS MARGIN	5,249	4,075	10,456	8,507

Research and development	1,468	1,353	2,935	2,753
Marketing, general and administrative	1,430	1,290	2,779	2,572
Restructuring and asset impairment charges	96	82	425	157
OPERATING EXPENSES	2,994	2,725	6,139	5,482
OPERATING INCOME	2,255	1,350	4,317	3,025
Gains (losses) on equity investments, net	(109)	(1)	(168)	28
Interest and other, net	167	180	335	349
INCOME BEFORE TAXES	2,313	1,529	4,484	3,402
Provision for taxes	712	251	1,440	488
NET INCOME	$1,601	$1,278	$3,044	$2,914

BASIC EARNINGS PER COMMON SHARE	$0.28	$0.22	$0.53	$0.50
DILUTED EARNINGS PER COMMON SHARE	$0.28	$0.22	$0.52	$0.49

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,699	5,809	5,743	5,793
DILUTED	5,800	5,917	5,840	5,895

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Jun. 28,	Mar. 29,	Dec. 29,
	2008	2008	2007
CURRENT ASSETS
Cash and cash equivalents	$4,079	$5,883	$7,307
Short-term investments	4,312	4,993	5,490
Trading assets	3,570	2,816	2,566
Accounts receivable, net	2,399	2,725	2,576
Inventories:
Raw materials	580	545	507
Work in process	1,355	1,361	1,460
Finished goods	1,330	1,366	1,403
	3,265	3,272	3,370
Deferred tax assets	1,209	1,143	1,186
Other current assets	944	1,232	1,390
TOTAL CURRENT ASSETS	19,778	22,064	23,885

Property, plant and equipment, net	16,723	16,667	16,918
Marketable equity securities	644	530	987
Other long-term investments	4,651	4,473	4,398
Goodwill	3,915	3,916	3,916
Other long-term assets	6,681	5,737	5,547
TOTAL ASSETS	$52,392	$53,387	$55,651

CURRENT LIABILITIES
Short-term debt	$175	$189	$142
Accounts payable	2,379	2,338	2,361
Accrued compensation and benefits	1,658	1,325	2,417
Accrued advertising	787	759	749
Deferred income on shipments to distributors	665	643	625
Other accrued liabilities	2,368	2,775	1,938
Income taxes payable	-	639	339
TOTAL CURRENT LIABILITIES	8,032	8,668	8,571

Long-term income taxes payable	760	811	785
Deferred tax liabilities	171	170	411
Long-term debt	1,892	1,990	1,980
Other long-term liabilities	1,176	1,088	1,142
Stockholders' equity:
Preferred stock	-	-	-
Common stock and capital in excess of par value	12,452	12,118	11,653
Accumulated other comprehensive income (loss)	129	72	261
Retained earnings	27,780	28,470	30,848
TOTAL STOCKHOLDERS' EQUITY	40,361	40,660	42,762
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$52,392	$53,387	$55,651

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q2 2008	Q1 2008	Q2 2007
GEOGRAPHIC REVENUE:
Asia-Pacific	$4,805	$4,788	$4,457
	51%	50%	51%
Americas	$1,985	$2,016	$1,823
	21%	21%	21%
Europe	$1,741	$1,863	$1,485
	18%	19%	17%
Japan	$939	$1,006	$915
	10%	10%	11%

CASH INVESTMENTS:
Cash and short-term investments	$8,391	$10,876	$8,926
Trading assets - marketable debt securities (1)	3,127	2,362	1,256
Total cash investments	$11,518	$13,238	$10,182

TRADING ASSETS:
Trading assets - equity securities offsetting deferred compensation (2)	$443	$454	$479
Total trading assets - sum of 1+2	$3,570	$2,816	$1,735

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,042	$1,102	$1,153
Share-based compensation	$243	$219	$237
Amortization of intangibles	$63	$63	$60
Capital spending	($1,151)	($907)	($1,278)
Stock repurchase program	($2,500)	($2,500)	($100)
Proceeds from sales of shares to employees, tax benefit & other	$381	$475	$814
Dividends paid	($800)	($739)	($653)
Net cash received/(used) for divestitures/acquisitions	-	$75	-

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,699	5,787	5,809
Dilutive effect of employee equity incentive plans	50	41	57
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,800	5,879	5,917

STOCK BUYBACK:
Shares repurchased	109	122	5
Cumulative shares repurchased (in billions)	3.2	3.1	2.9
Remaining dollars authorized for buyback (in billions)	$9.5	$12.0	$16.8

OTHER INFORMATION:
Employees (in thousands)	81.8	84.6	90.3

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

	Three Months Ended		Six Months Ended
OPERATING SEGMENT INFORMATION:	Q2 2008	Q1 2008	Q2 2008	Q2 2007
Digital Enterprise Group
Microprocessor revenue	4,108	4,236	8,344	7,350
Chipset, motherboard and other revenue	1,265	1,205	2,470	2,481
Net revenue	5,373	5,441	10,814	9,831
Operating income	1,710	1,763	3,473	1,735

Mobility Group
Microprocessor revenue	2,742	2,726	5,468	4,839
Chipset and other revenue	1,055	943	1,998	1,764
Net revenue	3,797	3,669	7,466	6,603
Operating income	1,251	1,166	2,417	2,634

All Other
Net revenue	300	563	863	1,098
Operating loss	(706)	(867)	(1,573)	(1,344)

Total
Net revenue	9,470	9,673	19,143	17,532
Operating income	2,255	2,062	4,317	3,025

In the second quarter of 2008, we completed a reorganization that transferred the revenue and costs associated with a portion of the Digital Home Group’s consumer PC components business to the Digital Enterprise Group. The Digital Home Group now focuses on the consumer electronics components business. We adjusted our historical results to reflect this reorganization as well as certain other minor reorganizations

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

OPERATING SEGMENT INFORMATION:	Q4 2007	Q3 2007	Q2 2007	Q1 2007	2007	2006
Digital Enterprise Group
Microprocessor revenue	4,489	4,106	3,610	3,740	15,945	15,248
Chipset, motherboard and other revenue	1,472	1,406	1,227	1,254	5,359	5,437
Net revenue	5,961	5,512	4,837	4,994	21,304	20,685
Operating income	2,181	1,378	793	942	5,294	3,298

Mobility Group
Microprocessor revenue	2,989	2,832	2,398	2,441	10,660	9,212
Chipset and other revenue	1,118	1,139	898	866	4,021	3,097
Net revenue	4,107	3,971	3,296	3,307	14,681	12,309
Operating income	1,684	1,294	1,252	1,382	5,612	4,602

All Other
Net revenue	644	607	547	551	2,349	2,388
Operating loss	(818)	(528)	(695)	(649)	(2,690)	(2,248)

Total
Net revenue	10,712	10,090	8,680	8,852	38,334	35,382
Operating income	3,047	2,144	1,350	1,675	8,216	5,652

In the second quarter of 2008, we completed a reorganization that transferred the revenue and costs associated with a portion of the Digital Home Group’s consumer PC components business to the Digital Enterprise Group. The Digital Home Group now focuses on the consumer electronics components business. We adjusted our historical results to reflect this reorganization as well as certain other minor reorganizations